Exhibit 10.3

INTERNATIONAL PAPER COMPANY

INDUSTRIAL PACKAGING GROUP SPECIAL INCENTIVE PLAN

Effective January 1, 2009

I.	Purpose of the Plan and Plan Description

The purpose of this International Paper Company Industrial Packaging Group (“IPG”) Special Incentive Plan is to provide an incentive for Participants to maximize financial results associated with the acquisition of Weyerhaeuser’s containerboard, packaging and recycling (“CBPR”) business into the Industrial Packaging Business from January 1, 2009 through December 31, 2010.

The Plan is a two-year, cash-based incentive plan developed around achievement of a pre-established Performance Objective and funded based on the Business’ achievement level against that Performance Objective.

II.	Definitions

•	Business

“Business” means the International Paper Company Industrial Packaging business.

•	Capital Expenditure Target

“Capital Expenditure Target” means an amount identified by the Company no later than 90 days after the beginning of the Performance Period.

•	Cause

“Cause” includes but is not limited to misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples include insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc.

•	Committee

“Committee” means the Management Development and Compensation Committee of the Company’s Board of Directors.

•	Company

“Company” means International Paper Company, a New York corporation.

•	EBITDA

“EBITDA” means Earnings Before Interest, Taxes, Depreciation and Amortization.

•	Earned Award

“Earned Award” means the percentage of the Target Award to be paid to a Participant calculated in accordance with Section VI.

•	Employee

“Employee” means a regular, full-time employee of the Company.

•	Participant

“Participant” means a person who has been designated as a participant in the Plan, according to Section IV.

•	Performance Objective

“Performance Objective” means the measure identified by the Company and approved by the Committee identified in Section V of this Plan.

•	Performance Period

“Performance Period” means the 24-month period from January 1, 2009 through December 31, 2010.

•	Plan

“Plan” means this International Paper Company Industrial Packaging Group (“IPG”) Special Incentive Plan, effective as January 1, 2009.

•	Target Award

“Target Award” means an amount equal to the percentage of salary range midpoint applicable to the actual position level of each Participant, shown in Appendix A, as it may be amended from time to time.

•	Working Capital Target

“Working Capital Target” means an amount identified by the Company no later than 90 days after the beginning of the Performance Period.

III.	Administration of the Plan

The Plan operates at the discretion of the Committee. The Committee may exercise considerable discretion and judgment in interpreting the Plan, and adopting, from time to time, rules and regulations that govern the administration of the Plan.

The Committee has delegated authority to the Chairman and Chief Executive Officer or his designee for the day-to-day administration of the Plan, except with respect to a Participant designated as senior vice president of the Company or higher. Recommendations of Earned Awards will be made jointly by the (i) Industrial Packaging Human Resources Director and (ii) Director, Global Compensation, for approval by the (i) Senior Vice President, Industrial Packaging, (ii) Senior Vice President, Human Resources and Communications, and (iii) Chairman and Chief Executive Officer. Earned Awards for senior vice presidents of the Company and above will be recommended by the Chairman and Chief Executive Officer for approval by the Committee.

Decisions of the Committee are final, conclusive and binding on all parties, including the Business, the Company, its shareowners, and employees.

IV.	Participation in the Plan

Participation in the Plan is generally limited to Employees of the Company employed by the Business with a position level of 18 or higher. Candidates for participation whose position level is below 18 may be recommended to the (i) Industrial Packaging Human Resources Director, and (ii) Director, Global Compensation for approval by the (i) Senior Vice President, Industrial Packaging, (ii) Senior Vice President, Human Resources and Communications, and (iii) Chairman and Chief Executive Officer. The Senior Vice President, Industrial Packaging, shall be the only senior vice president of the Company eligible to participate in the Plan.

Except as set forth in Section VII, Participants must be actively employed on a full-time basis during the Performance Period and on the date of the award payout in order to receive a payout.

An Employee who becomes eligible to participate in the Plan during the Performance Period will be eligible for a pro-rated award provided that such Employee serves in an eligible position for at least 12 consecutive months. An Employee who is promoted from one eligible position level to another during the Performance Period will receive a pro-rated award based on the number of months employed at each respective position level during the Performance Period.

Participation in this Plan, or receipt of an award under this Plan, does not give a Participant or Employee any right to a subsequent award, nor any right to continued employment by the Company for any period.

V.	Award Pool

A. Performance Objective – Funding the Award Pool

The Business must achieve at least a minimum level of performance in order to fund the award pool.

The total award pool will be determined based on achievement of the Performance Objective calculated over the full two-year Performance Period as set forth below:

	Threshold	Target	Maximum
EBITDA $ (Billions)	$3.6B	$3.8B	$4.1B
Payout %	50%	100%	150%
Payout $ (Millions)	$15M	$30M	$45M

B. Reductions to the Total Award Pool

The total award pool will be reduced by ten percent (10%) for each objective in the event of failure to meet either of the following two objectives:

(i) Working Capital Target; and

(ii) Capital Expenditure Target

The above two reductions will be cumulative; failure to achieve both objectives will result in a reduction of the award pool by twenty percent (20%).

C. Approval by the Committee of the Total Award Pool

The Performance Objective will be evaluated at the end of the Performance Period to determine the level at which the Performance Objective was achieved. The Company’s determination of performance achievement will be presented to the Committee for its review and approval no later than 90 days following the end of the Performance Period.

The Committee approves the total award pool based on the Business’ performance achievement against the Performance Objective unless the Committee determines in its sole discretion to reduce or eliminate the total award pool based upon any objective or subjective criteria it deems appropriate.

The Committee may not increase the total award pool above the calculated amount.

VI.	Payout of Awards

Participants each have a Target Award expressed as a percentage of the midpoint of a defined salary range based on position level as set forth on the attached Appendix A.

Earned Awards are based on Business performance against the established objectives and the Target Award in place at the beginning of Year Two of the two-year Performance Period.

Accordingly, awards may be earned based on the following Award Scale:

Award Scale

If achievement of Business EBITDA is:	In each year of the Performance Period, the Target Award is multiplied by:	TOTAL Earned Award at December 31, 2010 is:
$3.6 Billion	50%	1X Target Award
$3.8 Billion	100%	2X Target Award
$4.1 Billion	150%	3X Target Award

Participants do not vest in the Earned Award until the end of the two-year Performance Period; there is no partial vesting during the Performance Period.

VII.	Termination of Employment or Leave of Absence

A Participant whose employment terminates during the Performance Period for the following reasons will be eligible for a pro-rated award based on the period of active employment with the Business during the Performance Period, provided the Participant has participated in the Plan for at least 12 consecutive months:

•	Death or disability

•	Transfer out of the Business

•	Layoff, divestiture, job restructuring or other similar reorganization activity

•	Retirement

If a Participant’s employment with the Company is terminated prior to actual payment of an award for any reason other than listed above, or an employee has not worked 12 consecutive months during the Performance Period in an eligible position, such award will be canceled and the Participant will have no right under the Plan to receive payment.

Any exceptions to the above must be approved by the Company’s (i) Senior Vice President, Industrial Packaging and (ii) Senior Vice President, Human Resources and Communications.

VIII.	Payment of Awards

A. Type of Payment

Earned Awards under the Plan are paid in cash. Earned Awards are not eligible for deferral under either the Company’s Salaried Savings Plan or Deferred Compensation Savings Plan. Earned Awards are not considered pensionable earnings under the Company’s Retirement Plan, Pension Restoration Plan or Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”).

B. Time of Payment

Awards may be paid at such time(s) as determined by the Committee but in all events will be paid no later than the later of: (i) March 15 following the end of the Performance Period, or (ii) two and one-half (2  1/2) months after the expiration of the fiscal year in which the Performance Period with respect to which the awards are earned has ended.

C. Payment to Beneficiaries

If a Participant dies prior to receipt of an approved award under the Plan, the award will be paid in a lump sum to the Participant’s estate at the end of the Performance Period.

IX.	Recoupment or Forfeiture of Awards

If the Company reasonably believes that a Participant has committed an act of misconduct as described in this Section IX either during employment with the Company or after such employment terminates, the Company may terminate the Participant’s participation in the Plan or seek recoupment of an award paid under this Plan. Recoupment may be effectuated by a notice of recapture (“Recapture Notice”) to such Participant in respect of any Award, including Awards previously paid to the Participant. The Participant will be required to deliver to the Company an amount in cash equal to the gross cash payment or payments to which such Recapture Notice relates within ten days after receiving such Recapture Notice from the Company.

For purposes of this Section IX, “misconduct” includes but is not limited to, an act detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve as determined by the Senior Vice President, Human Resources and Communications. “Misconduct” will also include for purposes of this Section IX, any act determined by the Senior Vice President, Human Resources and Communications, to be a deliberate disregard of the Company’s rules, an unauthorized disclosure of any Company trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Company, or violation of the Employee’s Non-Competition or Non-Solicitation Agreement.

The Company has sole and absolute discretion to take action or not to take action pursuant to this Section IX upon discovery of misconduct, and its determination not to take action in any particular instance does not in any way limit its authority to terminate the participation of a Participant in the Plan and/or send a Recapture Notice in any other instance.

If any provision of this Section IX is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and will automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

X.	Modification, Suspension or Termination of Plan

The Committee may at any time suspend, terminate, modify or amend any or all of the provisions of this Plan.

XI.	Governing Law

The Plan is governed by the laws of the State of New York.

XII.	Tax Withholding

The Company has the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

XIII.	Section 409A

The Plan is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be limited, construed and interpreted in accordance with such intent.

XIV.	Non-Transferability of Award

No award under this Plan, and no rights or interests therein, will be assignable or transferable by a Participant (or legal representative).

XV.	Effective Date

This Plan is effective as of January 1, 2009, and continues through December 31, 2010 unless earlier terminated, suspended, modified, or amended by the Committee.

Appendix A

International Paper Company

Industrial Packaging Group (“IPG”) Special Incentive Plan

Target Awards

Position Level	Target Award (% of Midpoint)
36	75%
35	70%
34	70%
33	65%
32	65%
31	60%
30	55%
29	50%
28	50%
27	45%
26	45%
25	40%
24	40%
23	35%
22	30%
21	30%
20	25%
19	25%
18	20%
17	20%
16	20%
15	15%
14	15%